Exhibit 1

TRANSACTIONS

The following tables set forth all transactions effected in the last sixty days by or on behalf of the Reporting Persons in relation to the shares of Common Stock, inclusive of any transactions effected through 4:00 p.m., New York City time, on December 10, 2013. The transactions include purchases and dispositions of shares of Common Stock and purchases of Notes effected by Solus in the open market. The tables include commissions received in per share prices with respect to the transactions in Common Stock and in aggregate consideration with respect to the transactions in Notes.

Trades in Common Stock

Date of Transaction	Number of Shares	Price per Share
10/22/13	(83,045)	$12.21
10/23/13	(54,236)	$11.75
10/24/13	(95,916)	$11.55
10/25/13	(71,860)	$11.33
11/14/13	(434,796)	$7.87
12/09/13	100,000	$9.93	[1]

Trades in Series A Notes

Date of Transaction	Principal Amount	Aggregate Consideration
12/09/13	$4,000,000	$3,610,000	[2]
12/10/13	$2,666,729	$2,406,722.92

Trades in Series B Notes

Date of Transaction	Principal Amount	Aggregate Consideration
12/09/13	$3,781,203	$3,667,766.91	[3]

[1]	The 100,000 shares of Common Stock purchased on 12/09/13 were acquired in three separate transactions, in each case at the same per share purchase price of $9.93. The Reporting Persons will provide upon request of the SEC Staff information with respect to the details of each separate transaction aggregated for purposes of the table.
[2]	The $4,000,000 principal amount of Series A Notes purchased on 12/09/13 were acquired in six separate transactions, in each case at a purchase price equal to 90.25% of the principal amount thereof. The Reporting Persons will provide upon request of the SEC Staff information with respect to the details of each separate transaction aggregated for purposes of the table.
[3]	The $3,781,203 principal amount of Series B Notes purchased on 12/09/13 were acquired in three separate transactions, in each case at a purchase price equal to 97.00% of the principal amount thereof. The Reporting Persons will provide upon request of the SEC Staff information with respect to the details of each separate transaction aggregated for purposes of the table.